Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
SCBT Financial Corporation

We consent to the incorporation by reference in the registration statements (File Nos. 333-26029, 333-103708, 333-26031, 333-33092, 333-90014, 333-115919, 333-86922, and 333-103707) on Form S-8 and File Nos. 333-15208 and 333-158116 on Form S-3 of our report dated April 16, 2010, with respect to the statement of assets acquired and liabilities assumed by SCBT, N.A. (a wholly owned subsidiary of SCBT Financial Corporation), which report appears in the Current Report on Form 8-K/A of SCBT Financial Corporation dated April 16, 2010.

Charlotte, North Carolina
April 16, 2010